PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 27 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                         Dated May 8, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2003

                            -----------------------


     We will not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement. Upon any such redemption, the redemption price will be the amortized principal amount of the notes calculated as described under "Description of Notes--Interest and Principal Payments--Discount Notes."

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Interest and Principal Payments--Discount Notes" and "--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 9,980,000

Maturity Date:                 July 15, 2003

Settlement Date
   (Original Issue Date):      May 15, 2001

Interest Accrual Date:         N/A

Issue Price:                   90.173%

Specified Currency:            Euro

Redemption Percentage
   at Maturity:                100%

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment Date(s):    N/A

Interest Rate:                 0%

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Payment Dates:        N/A

Denominations:                 Euro 10,000

Business Day:                  New York, London and TARGET

Common Code:                   012942290

ISIN:                          XS0129422902

Other Provisions:              None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.



                           MORGAN STANLEY DEAN WITTER